Exhibit 99.1

IMMEDIATE RELEASE

POOL CORPORATION ANNOUNCES AN INCREASE IN ITS SHARE REPURCHASE PROGRAM TO A TOTAL AUTHORIZATION OF $600 MILLION, A QUARTERLY CASH DIVIDEND INCREASE
AND 2023 ANNUAL MEETING OF STOCKHOLDERS VOTING RESULTS
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COVINGTON, LA. (May 4, 2023) - Pool Corporation (Nasdaq/GSM:POOL) announced today that its Board of Directors (the Board) has authorized an additional $413.6 million under its existing share repurchase program for the purchase of the company’s common stock in the open market at prevailing market prices. This amount adds to the $186.4 million remaining under its existing authorization as of May 3, 2023, bringing its total authorization available to $600.0 million. The share repurchase program will continue until otherwise modified or terminated by the Board at any time in its sole discretion.
The company also announced that the Board has declared a quarterly cash dividend of $1.10 per share, a 10% increase over the previous quarterly dividend amount of $1.00 per share. The dividend is payable on May 31, 2023 to stockholders of record on May 17, 2023. As of May 3, 2023, there were 39,041,377 shares of common stock outstanding.
Mr. Stokely, Chairman of the Board, commented, “We appreciate the steadfast support from our shareholders, with whom we have enjoyed great achievements. Today marks the 18th time that POOLCORP has increased its quarterly dividend payment since 2004 as we continue our trajectory of returning cash to shareholders through dividends and share repurchases. We look forward to continuing success ahead as our seasoned management team remains focused on creating exceptional value for our shareholders, our customers and suppliers, and our employees.”
At POOLCORP’s Annual Meeting of Stockholders on May 3, 2023, stockholders elected Peter D. Arvan, Martha “Marty” S. Gervasi, James “Jim” D. Hope, Debra S. Oler, Manuel J. Perez de la Mesa, Carlos A. Sabater, Robert C. Sledd, John E. Stokely and David G. Whalen to serve as directors for the ensuing year.
The voting results on the other proposals for this year’s meeting are as follows:
▪ratification of the retention of Ernst & Young LLP as the independent registered public accounting firm of the company for the 2023 fiscal year;
▪approval of the compensation of the company’s named executive officers as disclosed in the Proxy Statement (the advisory say-on-pay vote); and
▪approval of future say-on-pay votes to be held every year (the advisory frequency vote).
Pool Corporation is the world’s largest wholesale distributor of swimming pool and related backyard products. POOLCORP operates approximately 425 sales centers in North America, Europe and Australia through which it distributes more than 200,000 national brand and private label products to roughly 125,000 wholesale customers. For more information about POOLCORP, please visit www.poolcorp.com.

This news release may include “forward-looking” statements that involve risk and uncertainties. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions; changes in economic conditions, consumer discretionary spending, the housing market, inflation or interest rates; the extent to which home-centric trends will moderate or reverse and other risks detailed in POOLCORP’s 2022 Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the Securities and Exchange Commission (SEC).

CONTACT:
Curtis J. Scheel
Director of Investor Relations
985.801.5341
curtis.scheel@poolcorp.com